Expense Limitation Agreement

October 28, 2014

To:

Compass EMP Funds Trust

80 Arkay Drive

Hauppauge, NY  11788

You have engaged us to act as the sole investment adviser to the Compass EMP Funds Trust (the “Trust”), pursuant to a Management Agreement dated as of July 12, 2012 for the series of the Trust listed in Appendix A attached hereto (each a “Fund”).

We agree to waive management fees and/or reimburse each Fund for expenses the Fund incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses after fee waivers and/or reimbursement (exclusive of any taxes, interest, brokerage commissions, acquired fund fees and expenses, 12b-1 distribution and/or servicing fees and extraordinary expenses, such as litigation or reorganization costs, but inclusive of organizational costs and offering costs) effective from the effective date, at the levels, and through the dates set forth in Appendix A attached hereto.

Additionally, this Expense Limitation Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and by Compass Efficient Model Portfolios, LLC.  Furthermore, this Expense Limitation Agreement may not be terminated by Compass Efficient Model Portfolios, LLC, but may be terminated by the Fund’s Board of Trustees, on 60 days’ written notice, to Compass Efficient Model Portfolios, LLC.  This Expense Limitation Agreement will automatically terminate, with respect to a Fund listed in Appendix A if the Management Agreement for the Fund is terminated with such termination effective upon the effective date of the Management Agreement’s termination for the Fund (except that Compass Efficient Model Portfolios, LLC shall maintain its right to repayment if the termination of Management Agreement is caused by a change in control of Compass Efficient Model Portfolios, LLC).  This Expense Limitation Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund within the three fiscal years following the fiscal year in which the expenses occurred (provided Compass Efficient Model Portfolios, LLC continues to serve as investment adviser to the respective Fund), if the Fund is able to make the repayment without exceeding the expense limitations in place at the time of the waiver or reimbursement and the repayment is approved by the Board of Trustees.

Yours Very Truly,

COMPASS EFFICIENT MODEL PORTFOLIOS, LLC

By:

/s/ Rob Walker

Name:

Rob Walker

Title:

President

Date:

October 28, 2014

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

COMPASS EMP FUNDS TRUST

By:

/s/Stephen Hammers

Name:

Stephen Hammers

Title:

President

Date:

October 28, 2014

Expense Limitation Agreement

Appendix A

dated October 23, 2014

Fund	Percentage of Average Daily Net Assets	Effective Date	Expiration Date
Compass EMP U.S. 500 Volatility Weighted Fund	0.95%	November 1, 2014	October 31, 2015
Compass EMP U.S. Small Cap 500 Volatility Weighted Fund	1.00%	November 1, 2014	October 31, 2015
Compass EMP International 500 Volatility Weighted Fund	1.15%	November 1, 2014	October 31, 2015
Compass EMP Emerging Market 500 Volatility Weighted Fund	1.20%	November 1, 2014	October 31, 2015
Compass EMP U.S. 500 Enhanced Volatility Weighted Fund	1.35%	November 1, 2014	October 31, 2015
Compass EMP International 500 Enhanced Volatility Weighted Fund	1.40%	November 1, 2014	October 31, 2015
Compass EMP REC Enhanced Volatility Weighted Fund	1.15%	November 1, 2014	October 31, 2015
Compass EMP Commodity Strategies Volatility Weighted Fund	1.15%	November 1, 2014	October 31, 2015
Compass EMP Commodity Strategies Enhanced Volatility Weighted Fund	1.35%	March 31, 2015	October 31, 2015
Compass EMP Long/Short Strategies Fund	1.35%	November 1, 2014	October 31, 2015
Compass EMP Market Neutral Income Fund	0.95%	February 3, 2015	October 31, 2015
Compass EMP Enhanced Fixed Income Fund	0.60%	November 1, 2014	October 31, 2015
Compass EMP Ultra Short-Term Fixed Income Fund	0.45%	November 1, 2014	October 31, 2015